UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

    Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

To our Stockholders:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders on Thursday, May 12, 2011 at 10:00 a.m. (EDT). We are pleased that our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ntri. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card, instructions for voting and the 2010 Annual Report.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting online, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I hope you will find it possible to participate in the meeting.

Best regards,

Joseph M. Redling Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2011

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m. (EDT) on Thursday, May 12, 2011, via live webcast at www.virtualshareholdermeeting.com/ntri for the following purposes:

1.	To elect eight directors to hold office until our 2012 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To ratify KPMG LLP as our independent registered public accounting firm;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 15, 2011 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by internet by following the instructions printed on the proxy card sent to you.

By Order of the Board of Directors,

Ralph J. Mauro Secretary

Fort Washington, Pennsylvania

April 13, 2011

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting online at the Annual Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 12, 2011: The proxy statement and 2010 Annual Report are available at: https://materials.proxyvote.com/67069D.

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement, the foregoing notice and the form of proxy card enclosed herewith, which are first being mailed to stockholders on or about April 13, 2011, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation, for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. (EDT) on Thursday, May 12, 2011, and at any adjournment, postponement or continuation thereof, via live webcast. Only stockholders of record at the close of business on March 15, 2011 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Annual Meeting.

When are our Annual Report to stockholders and this Proxy Statement first being sent to stockholders?

Our 2010 Annual Report to stockholders and this Proxy Statement are being sent to stockholders beginning on or about April 13, 2011.

What will stockholders be voting on?

1.	To elect eight directors to hold office until our 2012 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To ratify KPMG LLP as our independent registered public accounting firm;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each share has one vote. There were 28,054,522 common shares issued on the Record Date.

How do I vote?

If you are a stockholder of record, you may:

•	vote at the meeting—instructions on how to attend and vote at the meeting are posted at www.virtualshareholdermeeting.com/ntri;

•	vote via the internet—instructions are shown on your proxy card; or

•	vote by mail—if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted via the internet must be received by 11:59 p.m. (EDT) on May 11, 2011. Submitting your proxy, whether via the internet or by mail, will not affect your right to vote at the meeting should you decide to attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting if you have already voted by proxy.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card or grant your proxy by internet, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Joseph M. Redling, our Chairman, President and Chief Executive Officer, and David D. Clark, our Executive Vice President, Chief Financial Officer and Treasurer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card or grant your proxy by internet, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees named in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “EVERY YEAR” for Proposal 4. We do not intend to bring any other matter for a vote at the Annual Meeting and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. You may also grant your proxy by internet by following the instructions printed on the proxy card sent to you.

How do I revoke my proxy?

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to our Secretary prior to voting at the Annual Meeting;

•	submitting a later dated proxy card;

•	voting again over the internet; or

•	attending and voting online at the Annual Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, we had 28,054,522 common shares issued. A majority of the outstanding shares entitled to be cast at the Annual Meeting, present by attendance through the virtual meeting or represented by proxy, constitutes a quorum. If you sign and return your proxy card or vote via the internet, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present by attendance through the virtual Annual Meeting or represented by proxy, the stockholders present by attendance through the virtual meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of directors, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. With respect to Proposal 2, votes may be cast in favor or against the proposal. An abstention on the proposal will have the effect of a vote against the proposal. With respect to Proposal 3, votes may be cast in favor of or against the proposal. An abstention on the proposal will have the effect of a vote against the proposal. With respect to Proposal 4, votes may be cast in favor of every year, every two years or every three years. Votes that are withheld will not be included in the vote.

What is a “broker non-vote”?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as director elections, advisory votes on executive compensation, advisory votes on the frequency of the advisory vote on executive compensation, amendments to charter documents and adoptions of equity incentive plans.

How are broker non-votes counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 4.1% of our common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Directors, Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

With respect to Proposal 1, directors are elected by a plurality of the votes, which means that the nominees with the most votes are elected. With respect to Proposal 2, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the proposal. An abstention will have the effect of a negative vote. With respect to Proposal 3, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the proposal. With respect to Proposal 4, the frequency receiving the most votes will be approved. Broker non-votes will not be counted for purposes of determining whether any proposals have been adopted. Proposal 3 and Proposal 4 are advisory in nature and non-binding.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile by our regular officers and employees, none of whom will receive special compensation for such services. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are stockholder proposals and director nominations for our 2012 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 14, 2011.

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of the Board shall be as fixed by the Board from time to time. The number of members of the Board is currently fixed at eight. Directors hold office for a term of one year.

This first proposal before the stockholders at the Annual Meeting is the election of eight directors to our Board. The Board recommends to the stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2012 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Michael F. Devine, III, Laura W. Lang, Theodore J. (Ted) Leonsis, Warren V. (Pete) Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Our Board and Executive Officers.”

The eight nominees for director receiving the largest number of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e. , broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem, Inc. and our stockholders.

The Board unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on executive compensation as described in the Company’s Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goals for its executive compensation program are to (1) attract and retain highly effective executive officers, including the named executive officers, (2) reward these executive officers with respect to our annual operating performance and (3) align these executive officers’ interests with those of long-term stockholders. The compensation program is designed to accomplish these objectives cost effectively and with a predictable income statement impact, while providing rewards to senior executives if we achieve superior annual operating performance and increases in long-term stockholder value. The compensation program is further designed to accomplish these objectives with simplicity and transparency to ensure the reward structure is clear to our executives and stockholders.

Our current compensation structure for senior executives consists of the following components:

•	A base salary;

•	A year-end cash bonus based on our annual operating performance;

•	Restricted stock grants with multi-year vesting; and

•	Performance restricted stock unit grants with multi-year vesting.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board unanimously recommends a vote FOR Proposal 3.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described in Proposal 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay vote.”

This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year. While the Company’s executive compensation program is designed to promote a long-term connection between pay and performance and incentivize performance over a multi-year period, our Board currently believes that holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate feedback on the compensation paid to our named executive officers. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes. An annual vote gives stockholders the opportunity to react promptly to emerging trends in compensation and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders. Our Board believes that an annual advisory vote would enable our stockholders to provide the Company with input regarding the compensation of our named executive officers on a timely basis.

The Board unanimously recommends that stockholders vote on Proposal 4 to hold say-on-pay votes EVERY YEAR.

OUR BOARD AND EXECUTIVE OFFICERS

Our members of the Board and our executive officers as of April 13, 2011 are the following:

Joseph M. Redling, 52, has served as our President since September 2007, as our Chief Executive Officer since May 2008, and as a member of our Board since April 2008. In November 2008, Mr. Redling became Chairman of our Board. Mr. Redling has served as our Chief Operating Officer since September 2007. Before joining us, Mr. Redling held a number of executive positions at AOL, Inc., a global web services company, including Chief Marketing Officer, President of AOL Access, President of AOL Paid Services and Customer Management and Chief Executive Officer of AOL International from September 2001 through March 2007. Mr. Redling has held multiple executive positions at Nutrisystem and other major corporations, making Mr. Redling very familiar with board processes and good corporate governance.

David D. Clark, 46, has served as our Chief Financial Officer and Treasurer since November 2007, and in July 2008, the Board promoted Mr. Clark from the position of Senior Vice President, which he held since November 2007, to Executive Vice President. From November 2007 until July 2010, Mr. Clark also served as our Secretary. Prior to joining us, Mr. Clark was Chief Financial Officer of Claymont Steel Holdings, Inc., a manufacturer of steel plate from November 2006 through October 2007. Prior to that, Mr. Clark was Chief Financial Officer of SunCom Wireless Holdings, a publicly traded provider of digital wireless communications services, from its founding in 1997 through February 2006 and held the additional position of Executive Vice President from 2000 through February 2006 and Senior Vice President from 1997 through 2000.

Christopher S. Terrill, 43, has served as our Executive Vice President, E-Commerce and Chief Marketing Officer since June 2009. He had served since January 2007 as the Company’s Senior Vice President of E-Commerce. Prior to joining the Company, from 2005 to 2006, Mr. Terrill was Vice President of Product and Marketing at Blockbuster.com, the online division of Blockbuster Inc. From 1999 to 2005, Mr. Terrill held senior level positions at Match.com, where he served as Vice President of New Brands & Verticals from 2004 to 2005, and Vice President of Offline Initiatives from 2001 to 2004.

Robert F. Bernstock, 60, has served on our Board since December 2005. He was President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 until June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company since September 2006 and as President and Chief Operating Officer of The Scotts Miracle-Gro Company from October 2005 through September 2006. Mr. Bernstock was President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. Prior to that, Mr. Bernstock served as Senior Vice President and General Manager of The Dial Corporation from October 2002 to May 2003. Mr. Bernstock serves as a director of publicly traded The Pantry, Inc. and KBL IV and a number of other private companies. Mr. Bernstock has held numerous corporate leadership positions, having served as Chief Executive Officer, Chief Operating Officer, President and Chairman of various corporations.

Michael F. Devine, III, 52, has served on our Board since July 2007. He has been the Chief Financial Officer of Coach, Inc., a leading marketer of modern classic American accessories, since December 2001 and Executive Vice President and Chief Financial Officer since August 2007. Prior to joining Coach, Mr. Devine served from 2000 to 2001, as Executive Vice President and Chief Financial Officer of Mothers Work, Inc., the world’s largest designer, manufacturer and retailer of maternity apparel. Mr. Devine serves as a director of publicly traded Deckers Outdoor Corporation and Express, Inc. and is the Chairman of the Audit Committee for Express, Inc. Having served as Chief Financial Officer of three corporations and having served on three public company boards, Mr. Devine has significant financial and corporate leadership experience.

Laura W. Lang, 55, has served on our Board since March 2010. Ms. Lang is currently Chief Executive Officer Worldwide of Digitas Inc., a leading integrated strategy, technology and marketing consulting firm. She is also a member of the Publicis Groupe executive committee and the VivaKi board of directors. She previously served as President of Digitas LLC from 2004 through 2007. Prior to joining Digitas as Executive Vice President in 1999, Ms. Lang was President of Marketing Corporation of America, which provided strategic consulting services to Fortune 100 clients in the pharmaceutical, telecommunications, technology and information, entertainment, travel and gaming industries. She joined the firm in 1995 as a Partner and developed a practice around technology and utilization of information with a significant amount of B2B consulting to include repositioning of corporate markets. Ms. Lang has served on the board of directors of Benchmark Electronics, Inc. since 2005 and is a member of their Compensation and Nominating/Governance Committee. Having held senior management positions at multiple companies, Ms. Lang has significant executive leadership experience.

Theodore J. (Ted) Leonsis, 54, has served on our Board since December 2008. Mr. Leonsis is the founder, Chairman, majority owner and Chief Executive Officer of Lincoln Holdings, LLC, doing business as Monumental Sports & Entertainment, LLC, a sports and entertainment company that owns the NBA’s Washington Wizards, NHL’s Washington Capitals, WNBA’s Washington Mystics and the Verizon Center in Washington, D. C. Mr. Leonsis is also a Vice Chairman Emeritus of AOL LLC, a leading global ad-supported Web company, a position he has held since December 2006. He also has held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis serves as a director and member of the technology committee of publicly traded American Express Co. and as a director and member of the compensation committee of publicly traded Rosetta Stone. He also serves as a director of several private companies and charities. Mr. Leonsis is involved in numerous charities through the work of the Leonsis Foundation, including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS. Mr. Leonsis has significant corporate leadership experience, having held various executive positions with AOL, and has significant entrepreneurial business experience with Lincoln Holdings, LLC.

Warren V. (Pete) Musser, 84, has served on our Board since February 2003. He is President and Chief Executive Officer of The Musser Group, a financial consulting company. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001 and Chairman Emeritus from 2001 to the present. Mr. Musser is a director of InsPro Technologies Corporation and Internet Capital Group, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors. Mr. Musser holds or has held positions as Chairman, Chief Executive Officer, and director of various corporations, providing him with extensive executive leadership experience.

Brian P. Tierney, 54, has served on our Board since February 2003. He is the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Prior to this, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code. He previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was Vice Chairman of Advanta Corp. Prior to that, he was the founding partner of T2 Group, a public relations firm, from November 2003 until it was sold to Advanta Corp. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors. Mr. Tierney has a strong corporate leadership background, having served as Chief Executive Officer and having held additional management positions at several companies.

Stephen T. Zarrilli, 50, has served on our Board since December 2003. Mr. Zarrilli has been Senior Vice President and Chief Financial Officer of publicly traded Safeguard Scientifics, Inc. since June 2008. Mr. Zarrilli served as co-founder and Managing Partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm from January 2005 until June 2008 and presently serves as its Chairman. Mr. Zarrilli also served on an interim basis as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. from December 2006 to June 2007. Previously, he was the Chief Financial Officer of Fiberlink Communications Corp., a software and services enterprise, from August 2001 to December 2004. Mr. Zarrilli served as a director of publicly traded Clarient, Inc. until its sale to General Electric in December 2010 and serves as a director of several other private companies. Having held the position of Chief Financial Officer at multiple companies and having served as a director of both public and private companies, Mr. Zarrilli has extensive corporate and financial leadership experience.

A former executive officer, Scott A. Falconer, 51, served as our Executive Vice President, Operations from June 2009 until March 2011. Prior to that, Mr. Falconer served as our Executive Vice President, Customer Management and Product Development since May 2008. Prior to joining us, Mr. Falconer held a number of positions at AOL, Inc., a global web services company, including Executive Vice President, AOL Mobile as well as Executive Vice President and Chief Operating Officer, AOL Member Services from 2002 through 2007. Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.

Corporate Governance—Board and Committees

The Board is responsible for the supervision of our overall affairs. The Board met on six occasions in the year ended December 31, 2010. Each then current director attended at least 75% of all Board and applicable committee meetings during 2010. All then current members of the Board attended the 2010 Annual Meeting except Messrs. Bernstock, Devine and Leonsis and Ms. Lang. Directors will be expected to attend future annual meetings if we receive indications of stockholder participation.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each Committee and their responsibilities are set forth below.

Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: Nutrisystem Non-Management Directors, c/o Compliance Officer, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, or nonmanagementdirectors@nutrisystem.com.

Director Independence. Our Board consists of eight members, seven of which are non-management directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”), are comprised, in part, of those objective standards set forth in the Nasdaq rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the Nasdaq listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Michael F. Devine, III, Laura W. Lang, Theodore J. (Ted) Leonsis, Warren V. (Pete) Musser, Brian P. Tierney and Stephen T. Zarrilli.

Board Leadership Structure and Risk Oversight

The Chairman of our Board is also our Chief Executive Officer, Joseph M. Redling. Our Board does not have a lead independent director. We recognize the importance of independent Board leadership, and the Board’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who qualify as independent directors under the applicable rules of Nasdaq and the Securities and Exchange Commission (“SEC”). As Chief Executive Officer, Mr. Redling has responsibility for the day-to-day operation of the Company and for implementing the Company’s strategy. Because the performance of the Company is an important part of the discussion at Board meetings, it is logical for Mr. Redling to chair this discussion. Our Chairman and Chief Executive Officer roles are combined, which we believe provides a single point of accountability for the strategic direction of the Company. In addition, we believe this facilitates more unified direction from the Board and senior management. All of our remaining directors are independent, which provides for impartiality in Board decisions.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these routine reports. In addition, we had an outside advisor provide a summary risk assessment to management in late 2009. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2010, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Robert F. Bernstock	47,500	64,994	—	112,494
Michael F. Devine, III	45,000	64,994	—	109,994
Laura W. Lang (2)	26,250	165,003	—	191,253
Theodore J. (Ted) Leonsis	40,000	64,994	—	104,994
Warren V. (Pete) Musser	45,000	64,994	—	109,994
Brian P. Tierney	45,000	64,994	—	109,994
Stephen T. Zarrilli	60,000	64,994	—	124,994

(1)	The amounts reported in the Stock Awards column relate to restricted shares granted under our equity incentive plans. These amounts are equal to the aggregate grant date fair value of such non-employee directors’ stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB ASC 718”).
(2)	Ms. Lang became a director in March 2010.

Employee directors do not receive any additional compensation for their services as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. The Company adopted its original director compensation policy as of December 19, 2005, but that policy was superseded by the Compensation Policy for Non-Employee Directors on March 1, 2008. Both policies provide for cash and equity compensation.

Upon his or her initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in equal installments over three years on the anniversary of the date of grant. The number of restricted shares is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number.

Non-employee directors also receive an annual equity retainer grant. Each non-employee director receives shares of restricted stock with a value of $65,000 annually. Shares are fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of restricted shares is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2011, non-employee directors will receive this grant on the date of the 2011 Annual Meeting of Stockholders.

Each non-employee director received an annual cash retainer fee of $35,000 during 2010, with the exception of Laura W. Lang, who joined our Board in March 2010. Additional fees are paid for committee service, as described below. The chair of the Audit Committee received an annual cash retainer of $20,000 during 2010. The chair of the Compensation Committee received an annual cash retainer of $10,000 during 2010. The chair of the Nominating and Corporate Governance Committee received an annual cash retainer of $7,500 during 2010. Non-chair members of the Audit Committee were paid an annual cash retainer of $10,000 during 2010. Non-chair members of committees other than the Audit Committee received annual cash retainers of $5,000 during 2010.

Audit Committee. The Audit Committee was established by and amongst the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The members of the Audit Committee are Stephen T. Zarrilli (Chairman), Michael F. Devine, III and Warren V. (Pete) Musser. Mr. Musser was appointed to the Audit Committee effective February 17, 2010 to replace Ian J. Berg, who passed away on December 23, 2009. In the opinion of the Board, all the members of the Committee meet the Nasdaq and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For relevant experience of Mr. Zarrilli that qualifies him as audit committee financial expert, please see his biographical information on page 9.

The Audit Committee operates under a charter adopted by the Board that governs its duties and standards of performance. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements.

The Audit Committee met five times in 2010.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Brian P. Tierney (Chairman), Robert F. Bernstock and Theodore J. (Ted) Leonsis. The Compensation Committee has responsibility for administering and approving all elements of compensation for the senior management. It also approves, through direct action or delegation, the design of and participation in our equity incentive plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Committee meet the Nasdaq independence requirements.

The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met eight times in 2010.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Robert F. Bernstock (Chairman) and Stephen T. Zarrilli. This Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, this committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at Annual Meetings. While the Committee does not have a formal diversity “policy,” the Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. While we have no diversity policy, the Committee considers diversity generally in its nomination process, including diversity of personal and professional background. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including the Chairman and Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties, including stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met five times in 2010.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to directors as well as employees, including senior financial officers. Every director and employee is required to read the Code of Conduct. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The objectives of our compensation program are to (a) attract and retain highly effective executive officers, including the named executive officers, (b) reward these executive officers with respect to our annual operating performance and (c) align these executive officers’ interests with those of long-term stockholders. The compensation program is designed to accomplish these objectives cost effectively and with a predictable income statement impact, while providing rewards to senior executives if we achieve superior annual operating performance and increases in long-term stockholder value. The compensation program is further designed to accomplish these objectives with simplicity and transparency to ensure the reward structure is clear to our executives and stockholders.

Components

Our current compensation structure for senior executives consists of (a) a base salary, (b) a year-end cash bonus based on our annual operating performance, (c) restricted stock grants with multi-year vesting and (d) performance restricted stock unit grants with multi-year vesting. Senior executives are also eligible for the same health and welfare benefits package offered to all of our other employees.

To attract and retain highly effective executives, we rely more heavily on incentive compensation (cash performance bonus, restricted stock grants, and beginning in 2010, performance restricted stock unit grants as described below) than on base salary. We use a year-end cash bonus to incentivize and reward executives for superior operating performance by us during the year, and restricted stock grants with multi-year vesting to align the interests of our executive officers with the delivery of long-term value to stockholders. The performance restricted stock unit grants with multi-year vesting is intended to incentivize and reward our executives for superior operating performance and align their interests with the delivery of long-term value to stockholders.

We currently provide equity incentives to our senior executives in the form of restricted stock grants. All equity grants to executives provide for vesting over multi-year periods. The size of the restricted stock grants to newly hired executives in prior years was determined based upon (a) the economic value of the grant and (b) the estimated market value and potential contribution of the executive being considered. In 2009 and 2010, we continued to make restricted stock grants to newly hired or promoted executives, and also awarded a number of restricted stock grants to existing key executives for retention and incentive purposes, as the new hire grants for many executives had completely vested. The grants made in 2009 and 2010 vested over periods of two to five years, with full vesting upon a change of control. In 2009 and 2010, we awarded shares to several named officers who were promoted or remained in our employ in order to provide for executive compensation commensurate with competitive compensation packages available in the industries from which we recruit our management. These award amounts were also determined by taking into consideration the individual’s salary and performance bonus amounts and targets. We endeavored to provide for a total compensation package to incent and retain our senior executives.

During 2010, our Compensation Committee awarded the following restricted stock grants to our named executive officers:

Executive	Grant Date	Number of Shares		Value
Redling	March 30, 2010	100,000	(1)	$1,753,000
		75,000	(2)	$1,314,750
Clark	March 30, 2010	20,000	(1)	$350,600
		10,000	(2)	$175,300
Falconer (3)	March 30, 2010	20,000	(1)	$350,600
		10,000	(2)	$175,300
Terrill	March 30, 2010	20,000	(1)	$350,600
		10,000	(2)	$175,300

(1)	vesting in four equal tranches on each of the first four anniversaries of the date of grant.
(2)	vesting 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.
(3)	effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.

On March 30, 2010, our Compensation Committee approved a three year performance stock award program providing for grants of performance-based restricted stock units (“Performance RSUs”) with vesting based on annual performance goals for 2010, 2011 and 2012 and continued employment with us through March 1, 2013. At that time, our Compensation Committee approved the aggregate number of Performance RSUs of 100,000 for Mr. Redling and 10,000 for each of the other executive officers. The Compensation Committee also granted a one-third tranche as the target amount, as set forth below, for the achievement of 2010 performance goals. On September 22, 2010, the Compensation Committee granted the second and third tranches, as set forth below, as the target amounts for the achievement of the 2011 and 2012 performance goals, respectively. The Compensation Committee will establish the performance goals for 2011 and 2012 in the first quarter of each such year.

Executive	2010 Target Award	2011 Target Award	2012 Target Award
Redling	33,333	33,333	33,334

Clark	3,333	3,333	3,334

Falconer	3,333	3,333	3,334

Terrill	3,333	3,333	3,334

With respect to the performance goals for each of 2010, 2011 and 2012, a participant is eligible to earn Performance RSUs equal to 200% of the target amount of Performance RSUs based upon achievement at the maximum performance level, 100% of the target amount of Performance RSUs based upon achievement at the target performance level and 50% of the target amount of Performance RSUs based upon achievement at the threshold performance level, with nothing below threshold, and interpolation between threshold and target and between target and maximum. The Performance RSUs earned upon achievement of the 2010, 2011 and 2012 performance goals will vest upon the continued employment of the executive with us through March 1, 2013. Dividend equivalents will accrue with respect to the Performance RSUs that are earned beginning with the January 1 that follows the applicable performance period. The portion of each executive’s Performance RSUs that becomes earned and vested will be converted into an equivalent number of our shares of common stock and accumulated dividend equivalents on such Performance RSUs will be paid in cash to the executive in March 2013.

For 2010, each executive officer could earn Performance RSUs in a range from a threshold of 50% of target at $67 million of Adjusted EBITDA (defined below) to a maximum of 200% of target at $87 million of Adjusted EBITDA, and with target at $79 million of Adjusted EBITDA. For 2010, although the Company achieved 83.3% of target at $75 million of Adjusted EBITDA, the Compensation Committee certified Performance RSUs earned at 75% of target.

Executive	Threshold	Target	Maximum	2010 Performance RSUs Earned (75% of Target)*
Redling	16,667	33,333	66,666	25,000

Clark	1,667	3,333	6,666	2,500

Falconer	1,667	3,333	6,666	2,500

Terrill	1667	3,333	6,666	2,500

*	Vesting requires continued employment until March 1, 2013.

Our Compensation Committee believes the potential rewards of incentive compensation help attract and retain talented executives who are more likely to be focused on increasing our long-term stockholder value. Specifically, with respect to Messrs. Redling, Clark, Falconer and Terrill, we made these grants of restricted stock and Performance RSUs because our Compensation Committee believes that significant equity ownership by management is not only important for a retention incentive during a potentially challenging period for a direct to consumer business but also provides the executives with a significant potential benefit tied to increases in the long-term value of our stock. When determining the equity compensation to be granted to Messrs. Redling, Clark, Falconer and Terrill, our Compensation Committee considered broadly the executives’ past and potential contributions to the success of the Company, the desirability of retention of the executives and the competitive market for the executives, as well as the importance of aligning the executives’ incentives with those of our stockholders. The Compensation Committee did not consider separate specific factors in the process of such consideration.

We evaluate the base salary of our executives at least annually. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other named executive officers, and reviews the base salaries payable to other executives. Since 2007, we have established compensation packages for our executives, including base salaries, at or above market to attract and retain talented executive officers.

Our cash based compensation is determined through processes designed by our Chief Executive Officer, with input from our Chief Financial Officer, and approved by our Compensation Committee. All stock based compensation is designed in a similar manner by our senior executives and then presented to the Compensation Committee for approval. Our Chief Executive Officer did not make recommendations as to his own compensation. While our Compensation Committee utilized the information and recommendations provided by our Chief Executive Officer and valued our Chief Executive Officer’s observations with respect to other executive officers, the ultimate decisions regarding executive compensation were made by our Compensation Committee. For 2010 executive compensation, our Compensation Committee approved our Chief Executive Officer’s recommendations.

Cash bonuses are tied typically to current year earnings before certain non-cash expenses including depreciation, amortization and interest. For 2010, the Compensation Committee approved a bonus program for executive officers tied to annual Adjusted EBIDTA. We define Adjusted EBIDTA as income from continuing operations excluding non-cash employee compensation, other income (expense), equity and impairment loss, interest, income taxes and depreciation and amortization. Our definition of Adjusted EBIDTA excludes certain non-cash and non-operating items to facilitate comparisons and, we believe, provides a meaningful measurement that is focused on the performance of the ongoing operations of the Company.

For 2010, each executive officer could achieve a cash bonus in a range from a threshold of 50% of salary at $71 million of Adjusted EBITDA to a maximum of 150% of salary at $87 million of Adjusted EBITDA, and with a target of 100% of salary at $79 million of Adjusted EBITDA. For 2010, bonuses were paid at 75% of salary at $75 million of Adjusted EBITDA.

Executive	Threshold (50% of Salary)	Target (100% of Salary)	Maximum (150% of Salary)	Bonus Achieved (75% of Salary)
Redling	NA	$693,000	$1,039,500	$693,000	*

Clark	$147,500	295,000	442,500	221,250

Falconer	142,500	285,000	427,500	213,750	**

Terrill	147,500	295,000	442,500	221,250

*	Mr. Redling received a bonus of 100% of salary because he is entitled under his employment agreement to a minimum bonus of 100% of salary.
**	Mr. Falconer’s employment agreement provided for a minimum bonus of 70% of salary, which was lower than the actual bonus achieved at 75% of salary.

Messrs. Redling and Clark, who were hired in 2007, have specified minimum cash bonus payments in their employment contracts. Those amounts were paid in 2007 and 2008. However, on June 30, 2009, we entered into a third amendment to Mr. Redling’s employment agreement to eliminate his annual bonus for our fiscal year ending December 31, 2009 in exchange for a restricted stock grant of 66,712 shares of our common stock, which vests 50%, 25% and 25% on each of the first, second and third anniversaries of the date of grant, respectively, if he is employed by us on each vesting date. Mr. Falconer, who was hired in 2008, also has specified minimum cash bonus payments in his employment contract. Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.

In addition, during 2010, we paid the housing expenses for Messrs. Redling and Falconer. When we hired Mr. Redling in 2007 and Mr. Falconer in 2008, they were provided housing allowances under the terms of their employment agreements. These two executives had worked for companies in New York and Virginia, respectively, prior to joining us, and neither one lived near our former headquarters in Horsham, Pennsylvania. During 2010, we relocated our corporate headquarters from Horsham, Pennsylvania to Fort Washington, Pennsylvania. Each sought a housing allowance in the negotiation of their overall compensation packages because, for personal reasons, they were not willing to relocate at that time. In each case, we decided to provide the executive with temporary furnished housing on a month-to-month basis because it was beneficial to us to have the executive spend the week living near our offices. The temporary furnished housing for Mr. Redling will end on September 30, 2011. The temporary furnished housing for Mr. Falconer ended on March 2, 2011 when he ceased to be an executive officer but was scheduled to end on May 14, 2011. The Compensation Committee determined that the cost of providing a housing allowance on a month-to-month basis in the Horsham, Pennsylvania area was a reasonably low cost benefit to provide to key executives that we had recruited from or lived out-of-state.

Chief Executive Officer Compensation

Our Compensation Committee reviews the compensation, including the base salary and bonus allocation, of our Chief Executive Officer annually.

In 2007, we identified Mr. Redling as one of the few available senior executives who would meet the Board’s criteria because of his experience and success as a top marketing executive at AOL. Mr. Redling was being recruited by a number of other companies and weighing several competing offers. In determining the mix of compensation to offer Mr. Redling, our Compensation Committee desired to continue our practice of providing significant incentives to drive long-term growth through equity ownership, with an understanding that it would require a much higher annual cash component than had been necessary to pay the more entrepreneurial-focused prior management team. We determined a mix of compensation elements for Mr. Redling based on an annual base salary and 100% bonus at a combined level of $1.2 million as high enough to attract Mr. Redling, but with a $5.0 million equity grant (94,751 shares) vesting over four years that would provide a significant potential benefit tied to increases in the long-term value of our stock. As a further incentive necessary to recruit Mr. Redling, we provided him with a $1.0 million starting bonus, paid in two tranches in 2007.

Our Compensation Committee compared Mr. Redling’s proposed compensation to the compensation and employment agreements it reviewed for the two highest paid executives at companies in the health and wellness industry (Herbalife, Nautilus, NuSkin, Polymedica, Tempur-Pedic and WeightWatchers) and at consumer companies with comparable market capitalizations and revenue (Aeropostale, Claire’s Stores, Domino’s, J. Crew, Men’s Warehouse and Pep Boys). While we did not engage in formal benchmarking of compensation, we did compare the level and mix of Mr. Redling’s proposed compensation to that of the executives we reviewed, and found that Mr. Redling’s base salary of $600,000 and 100% target bonus were significantly below the majority of the chief executive officers reviewed and comparable to or above most of the second most highly compensated executives reviewed. To the extent they could compare his initial equity grant, it was at the high end of recent equity grants to the executives they reviewed.

On April 7, 2008, the Board promoted Mr. Redling to Chief Executive Officer effective May 1, 2008, and entered into an amendment to his employment agreement. Prior to the amendment, our Compensation Committee reviewed the compensation and employment terms of the chief executive officers of the companies previously reviewed at the time Mr. Redling was recruited. Our Compensation Committee also reviewed the employment agreements of chief executive officers of comparably sized companies who had been newly hired in late 2007 and early 2008 (Acxiom, Blockbuster, Eddie Bauer, Red Hat, and ValueVision Media). In recognition of Mr. Redling’s promotion to Chief Executive Officer, our Compensation Committee decided to increase Mr. Redling’s base salary by 10% from $600,000 to $660,000, and to establish a maximum bonus at 150% of base salary, of which 100% of base salary would continue to be the minimum he would be eligible to receive in any year during the initial term of his employment. This still left Mr. Redling at below the mean of the annual cash compensation packages of the other chief executive officers that our Compensation Committee had reviewed. Intending to maintain Mr. Redling at a high level of equity incentive compensation, we granted to Mr. Redling an aggregate of 350,000 restricted shares as Chief Executive Officer, with vesting in four equal tranches through September 2011, to provide both a retention incentive during an expected challenging economic environment and a long-term incentive to build stockholder value. When determining the equity compensation to be granted to Mr. Redling in connection with his promotion to Chief Executive Officer, our Compensation Committee considered the importance of maintaining the potential value of his overall equity ownership over a multi-year vesting period because he was assuming our leadership at a time when the weakening U.S. economy posed a potentially significant risk of reduced consumer spending on products like those offered by us.

In connection with Mr. Redling’s promotion to President and Chief Executive Officer, on April 7, 2008 we also amended the terms of his performance stock grant. The amendment: (a) moved the original 2008 and 2009 performance goals to 2009 and 2010, respectively, (b) changed the performance measure to “Achieved EBITDA” and (c) provided for full vesting of the grant on September 4, 2011. With the economic downturn in early 2008, Mr. Redling was promoted to Chief Executive Officer facing a potentially extended period of decreased consumer spending. We decided to fix a time-based full vesting date on the fourth anniversary of Mr. Redling’s original start date with us as a long-term incentive, but to retain earlier vesting dates based on performance. The performance periods were moved forward so that they would cover the first two full fiscal years of Mr. Redling’s term as Chief Executive Officer in 2009 and 2010, rather than having 2008 and 2009, respectively, be the performance vesting periods. The change to “Achieved EBITDA” reflected our change in the 2008 fiscal year to reporting on our financial results and providing guidance based on operating income (“Adjusted EBITDA”) rather than earnings per share.

The 2009 and 2010 performance goals were not met. Therefore, the performance stock grant did not vest on the earlier vesting dates and the performance stock grant will fully vest on September 4, 2011. For purposes of Mr. Redling’s performance goals in 2009 and 2010 under the amended grant, “Achieved EBITDA” means, for the fiscal year, earnings before interest, taxes, depreciation, non-cash charges, broken deal fees and any other non-recurring costs that in the judgment of our Compensation Committee are not indicative of ongoing operating performance.

For purposes of reporting on our financial results, we define “Adjusted EBITDA” as income from continuing operations excluding non-cash employee compensation, other income (expense), equity and impairment loss, interest, income taxes and depreciation and amortization.

Our Chief Executive Officer and our Compensation Committee agree that the value of our Chief Executive Officer’s vested stock options and the shares he owns outright substantially align his interests with our other stockholders.

On June 30, 2009, we entered into a third amendment to Mr. Redling’s employment agreement, as modified by the first and second amendments, to incent Mr. Redling to voluntarily eliminate his annual cash bonus for our fiscal year ending December 31, 2009 in exchange for a restricted stock grant of 66,712 shares of our common stock, which vests 50%, 25% and 25% on each of the first, second and third anniversaries of the date of grant, respectively, if he is employed by us on each vesting date. We entered into such amendment in recognition of current year financial performance and to further align Mr. Redling’s compensation with the long-term interest of our stockholders.

Other Compensation Considerations

Messrs. Redling, Clark, Falconer and Terrill have employment agreements with us. Under these agreements we would make certain payments to the executives upon the termination of their employment under certain conditions.

With respect to each of Messrs. Clark, Falconer and Terrill, we determined a mix of compensation elements for these executives on a relative basis to the compensation mix for Mr. Redling: less than one-half of Mr. Redling’s annual cash compensation opportunity at an annual base salary and 100% target bonus at a combined level of approximately $600,000, and at less than one-quarter of Mr. Redling’s equity grants, but still being a significant restricted stock grant with vesting over four years. As a further incentive to recruit Messrs. Clark and Falconer, we provided each of them with a starting bonus, which in the case of Mr. Clark was payable in half in each of 2007 and 2008.

Executive	Initial Salary	Target Bonus	Starting Bonus	Initial Stock Grant
Clark	$285,000	100% of salary	$80,000	91,799	(1)

Falconer	$275,000	100% of salary	$140,000	125,000	(2)

Terrill	$285,000	100% of salary	$—	113,727	(3)

(1)	includes 39,032 shares vesting in equal tranches on each of the first five anniversaries of the date of grant and 35,968 and 16,799 shares vesting in four equal tranches on each of the first four anniversaries of the date of grant.
(2)	includes 70,000 and 25,000 shares vesting in equal tranches on each of the first four anniversaries of the date of grant and 30,000 shares vesting based on attainment of 2008 and 2009 performance goals. In 2009, 15,000 of the 30,000 shares were forfeited because the 2008 performance goals were not met and in 2010 the remaining 15,000 vested as the performance goals were met. Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company and in connection therewith, the following shares vested: 33,541 of the 70,000 shares, 6,250 of the 25,000 shares and zero of the 30,000.
(3)	includes 11,182 shares vesting in three equal tranches on each of the first three anniversaries of the date of grant, 32,545 and 10,000 shares vesting in four equal tranches on each of the first four anniversaries of the date of grant and 60,000 shares vesting in four equal tranches on June 26, 2010, June 26, 2011, June 26, 2012 and June 26, 2013.

In June 2009, the Board promoted Mr. Terrill to Executive Vice President and Chief Marketing Officer and, subsequent to that, we entered into an employment agreement with Mr. Terrill. We granted Mr. Terrill 60,000 restricted shares in connection with his promotion to Executive Vice President and Chief Marketing Officer, with vesting over four years, to provide both a retention incentive and a long-term incentive. When determining the equity compensation to be granted to Mr. Terrill in connection with his promotion to Executive Vice President and Chief Marketing Officer, our Compensation Committee considered the appropriate equity compensation for similarly situated executives both inside and outside of the Company.

With respect to Messrs. Redling, Clark, Falconer and Terrill, severance will be payable if the executive is terminated: (1) by us without cause, (2) as a result of our non-renewal of the agreement at the end of the initial term or any renewal term, or (3) as a result of the executive terminating the executive’s employment for good reason. These conditions were negotiated with each of these executives when they joined us or were promoted, as applicable. Our Compensation Committee determined that these three conditions were appropriate to provide the new executives with the benefit of the compensation arrangements they negotiated when joining us, and provide us with the flexibility to terminate the employment of an executive for any reason, or no reason, at determinable severance amounts, which are described below. Mr. Redling’s employment agreement provides a greater amount of severance compensation than those of the other named executive officers, which we determined was reasonable and necessary to recruit a senior executive with Mr. Redling’s experience. The severance amounts of the other executive officers are comparable to each other on a basis scaled appropriately back from Mr. Redling’s level of severance.

Upon termination of Mr. Redling’s employment by us without cause, by Mr. Redling for good reason, or upon non-renewal of his employment agreement, Mr. Redling would receive the following severance payments and benefits from us: (1) a cash payment equal to his base salary and annual bonus (using 100% of base salary if his employment terminated during the initial term of his employment agreement) for the greater of 12 months or the remainder of the term of his agreement (up to a maximum of 24 months), (2) a cash payment equal to the prorated amount of his annual bonus (using 100% of base salary if his employment terminated during the initial term of his employment agreement), (3) a cash payment equal to 12 months of the premium cost on for group life and AD&D policy; (4) 12 months of group healthcare coverage paid by us; and (5) accelerated vesting of all his unvested restricted stock.

Upon termination of Messrs. Clark, Falconer and Terrill’s employment by us without cause, by the executive for good reason or upon non-renewal of the executive’s employment agreement, the executive would receive the following severance payments and benefits from us:

Executive	Cash for Salary	Cash for Target Bonus	Group Life and AD&D	Provide Healthcare	Accelerated Stock Vesting
Clark	12 months	Prorated	12 months	12 months	12 months; next tranche

Falconer	24 months	Prorated	12 months	12 months	12 months; next tranche

Terrill	12 months	Prorated	n/a	12 months	12 months; next tranche

There are no agreements with any named executive officers concerning payments in the event of a change of control transaction, although (a) under the terms of their restricted stock grants and Performance RSUs, all of our executive officers will become 100% vested in any unvested portion of their restricted stock grants and a certain portion of their Performance RSUs upon a change of control and (b) under the terms of their employment agreements, in the event of a change of control, Messrs. Redling and Falconer are entitled to a lump sum retention cash payment equal to 30 months of base salary and 24 months of base salary, respectively, if they continue to be employed by us on the first year anniversary of the change of control. Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company and is no longer entitled to any change of control benefits. Messrs. Redling and Falconer are also entitled to gross-up payments, as described below under “Tax Considerations,” if payments and benefits provided to them resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Mr. Falconer is no longer entitled to any such gross-up payments.

We have a 401(k) defined contribution program for all eligible employees and a Senior Management Severance Plan for eligible senior executives. None of our named executive officers participate in the Senior Management Severance Plan. We have no other pension or other deferred compensation program for senior executives or any other employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain other of its executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible by the corporation that pays it. We generally consider the requirements necessary to satisfy full deductibility under Section 162(m) in the design of our compensation programs, but we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. We issued restricted common stock to executive officers in 2009 and 2010 with multi-year time-based vesting, but we do not expect these grants to qualify as performance-based compensation under Section 162(m). We intend that options and stock appreciation rights will qualify as performance-based compensation. Stock units, dividend equivalents, stock awards and other stock-based awards granted under our equity compensation plans will only qualify as performance-based compensation when our Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code. With respect to the Performance RSUs granted in 2010, the Performance RSUs with vesting based on 2010 performance goals are intended to qualify as performance-based compensation under Section 162(m).

Under Mr. Redling’s employment agreement, he will be entitled to receive a gross-up payment if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under Mr. Falconer’s employment agreement, he will be entitled to a gross-up payment, up to a maximum of $1,000,000, if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; however, if, notwithstanding our payment of the $1,000,000 gross-up amount, Mr. Falconer remains responsible for the excise tax under Section 4999 of the Internal Revenue Code (in addition to the excise tax paid by us as part of the $1,000,000 gross-up amount), we will reduce all payments and benefits provided to him (but not below zero), but only if and to the extent that the net after-tax benefit received by him by reason of such reduction exceeds the net after-tax benefit received by him if no such reduction was made. Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company and is no longer entitled to any change of control benefits or gross-up payments. It is possible that a change of control could result in gross-up payments to Mr. Redling. Nevertheless, we believe that the gross-up payments relating to the excise tax is appropriate to preserve the intended benefits under Mr. Redling’s agreement.

COMPENSATION COMMITTEE REPORT

Our Committee reviewed and discussed the “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

This report is submitted by our Compensation Committee on March 28, 2011.

Brian P. Tierney, Chairman

Robert F. Bernstock

Theodore J. (Ted) Leonsis

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2008, 2009 and 2010 by each person who served as our Chief Executive Officer, our Chief Financial Officer and the three other most highly paid executive officers for the fiscal year ended December 31, 2010 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)		Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Joseph M. Redling	2010	691,731	—	3,505,996	(3)	—	693,000	(4)	373,786	(5)	5,264,513
Chairman, President and Chief Executive Officer	2009	685,385	—	2,456,324		—	—		368,949	(6)	3,510,658
	2008	637,385	660,000	5,560,650		—	—		294,336	(7)	7,152,371

David D. Clark (8)	2010	294,616	—	569,721	(3)	—	221,250	(4)	66,512	(9)	1,152,099
Executive Vice President and Chief Financial Officer	2009	295,962	—	250,137		—	—		57,531	(10)	603,630
	2008	285,000	251,000	501,394		—	—		46,355	(11)	1,083,749

Scott A. Falconer (12)	2010	284,615	—	569,721	(3)	—	213,750	(4)	76,005	(13)	1,144,091
Executive Vice President, Operations	2009	285,577	192,500	372,250		—	—		97,779	(14)	948,106
	2008	161,827	340,000	2,158,000		—	—		69,217	(15)	2,729,044

Christopher S. Terrill (16)	2010	294,616	—	569,721	(3)	—	221,250	(4)	80,368	(17)	1,165,955
Executive Vice President, E-Commerce and Chief Marketing Officer	2009	277,250	—	1,100,500		—	—		41,995	(18)	1,419,745

(1)	Amounts reported in the Salary column represent the actual base salary earned by the executive officer during the fiscal year. Salary adjustments for the new fiscal year were made beginning with the second pay period of that year. As a result, the amounts reported in this table are immaterially lower than the amounts discussed elsewhere in this proxy statement.
(2)	The amounts reported in the Stock and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)). Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2011. The amounts reported in this table include the grant of Performance RSUs on March 30, 2010 which vest on March 1, 2013 upon the achievement of certain specified performance goals for the year ended December 31, 2010 and continued employment of the person until March 1, 2013.
(3)	Amounts do not include Performance RSUs that were granted on September 22, 2010 under our three year performance stock award program since the performance goals for these Performance RSUs had not been established as of December 31, 2010.
(4)	Amounts represent cash bonuses paid at 75% of salary at $75 million of Adjusted EBITDA for the year ended December 31, 2010 for Messrs. Clark, Falconer and Terrill. Mr. Redling received a cash bonus of 100% of salary because he is entitled under his employment agreement to a minimum bonus of 100% of salary.
(5)	Amount represents the Company’s payment of housing expenses of $18,807 and dividends received on unvested restricted stock of $354,979.
(6)	Amount represents the Company’s payment of housing expenses of $28,750 and dividends received on unvested restricted stock of $340,199.
(7)	Amount represents the Company’s payment of housing expenses of $48,362 and dividends received on unvested restricted stock of $245,974.
(8)	Mr. Clark joined the Company on November 26, 2007.
(9)	Amounts represent the Company’s matching contributions under the 401(k) plan of $9,077 and dividends received on unvested restricted stock of $57,435.
(10)	Amounts represent the Company’s matching contributions under the 401(k) plan of $4,823 and dividends received on unvested restricted stock of $52,708.
(11)	Amounts represent the Company’s matching contributions under the 401(k) plan of $13,275 and dividends received on unvested restricted stock of $33,080.
(12)	Mr. Falconer joined the Company on May 14, 2008 and ceased to be an executive officer on March 2, 2011.

(13)	Amount represents the Company’s payment of housing expenses of $12,896, matching contributions under the 401(k) plan of $2,515 and dividends received on unvested restricted stock of $60,594.
(14)	Amount represents the Company’s payment of housing expenses of $24,000, matching contributions under the 401(k) plan of $4,654 and dividends received on unvested restricted stock of $69,125.
(15)	Amount represents the Company’s payment of housing expenses of $23,780, matching contributions under the 401(k) plan of $10,437 and dividends received on unvested restricted stock of $35,000.
(16)	Mr. Terrill has served as our Executive Vice President, E-Commerce and Chief Marketing Officer since June 26, 2009. Compensation is provided only for 2010 and 2009 because Mr. Terrill was not a Named Executive Officer for 2008.
(17)	Amounts represent the Company’s matching contributions under the 401(k) plan of $7,942 and dividends received on unvested restricted stock of $72,426.
(18)	Amounts represent the Company’s matching contributions under the 401(k) plan of $3,702 and dividends received on unvested restricted stock of $38,293.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph M. Redling	3/30/2010				—	—	—	100,000(4)
Chairman, President and Chief Executive Officer	3/30/2010				—	—	—	75,000(5)
	3/30/2010				16,667	33,333	66,666	—	584,327
		346,500	693,000	1,039,500
David D. Clark	3/30/2010				—	—	—	20,000(4)
Executive Vice President and Chief Financial Officer	3/30/2010				—	—	—	10,000(5)
	3/30/2010				1,667	3,333	6,666	—	58,427
		147,500	295,000	442,500
Scott A. Falconer	3/30/2010				—	—	—	20,000(4)
Executive Vice President, Operations	3/30/2010				—	—	—	10,000(5)
	3/30/2010				1,667	3,333	6,666	—	58,427
		142,500	285,000	427,500
Christopher S. Terrill	3/30/2010				—	—	—	20,000(4)
Executive Vice President, E-Commerce and Chief Marketing Officer	3/30/2010				—	—	—	10,000(5)
	3/30/2010				1,667	3,333	6,666	—	58,427
		147,500	295,000	442,500

(1)	Amounts represent awards made to executive officers in 2010 in the form of cash bonuses. For 2010, each executive officer could achieve a cash bonus in a range from a threshold of 50% of salary at $71 million of Adjusted EBITDA to a maximum of 150% of salary at $87 million of Adjusted EBITDA, and with a target of 100% of salary at $79 million of Adjusted EBITDA. For the year ended December 31, 2010, bonuses were paid to Messrs. Clark, Falconer and Terrill at 75% of salary at $75 million of Adjusted EBITDA. Mr. Redling received a bonus of 100% of salary because he is entitled under his employment agreement to a minimum bonus of 100% of salary.

(2)	Amounts represent Performance RSUs granted to executive officers in 2010. For 2010, each executive officer could earn Performance RSUs in a range from a threshold of 50% of target at $67 million of Adjusted EBITDA to a maximum of 200% of target at $87 million of Adjusted EBITDA, and with a target at $79 million of Adjusted EBITDA. For 2010, although the Company achieved 83.3% of target at $75 million of Adjusted EBITDA, the Compensation Committee certified Performance RSUs earned at 75% of target. This table does not include Performance RSUs that were granted on September 22, 2010 under our three year performance stock award program since the performance goals for these Performance RSUs had not been established as of December 31, 2010.
(3)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)). The amounts reported in this table include the grant of Performance RSUs on March 30, 2010 which vest on March 1, 2013 upon the achievement of certain specified performance goals for the year ended December 31, 2010 and continued employment of the person until March 1, 2013.
(4)	These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.
(5)	These shares of restricted stock vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Joseph M. Redling	—	—	—	—	—	469,544	(3)	9,874,510	—	—
Chairman, President and Chief Executive Officer
David D. Clark	—	—	—	—	—	78,697		1,654,998	—	—
Executive Vice President and Chief Financial Officer
Scott A. Falconer (4)	—	—	—	—	—	101,250		2,129,288	—	—
Executive Vice President, Operations
Christopher S. Terrill	—	—	—	—	—	101,273		2,129,771	—	—
Executive Vice President, E-Commerce and Chief Marketing Officer

(1)	Amounts do not include Performance RSUs that were granted on September 22, 2010 under our three year performance stock award program since the performance goals for those Performance RSUs had not been established as of December 31, 2010.
(2)	The market value is based on the closing stock price on the last day of trading in 2010 of $21.03.

(3)	In connection with Mr. Redling’s promotion to President and Chief Executive Officer, on April 7, 2008 we also amended the terms of his performance stock grant originally granted on September 4, 2007. The amendment: (a) moved the original 2008 and 2009 performance goals to 2009 and 2010, respectively, (b) changed the performance measure to “Achieved EBITDA” and (c) provided for full vesting of the performance stock grant on September 4, 2011.
(4)	Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the Named Executive Officers for the fiscal year ended December 31, 2010:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph M. Redling	—	—	257,044	6,066,078
Chairman, President and Chief Executive Officer

David D. Clark	—	—	20,998	441,791
Executive Vice President and Chief Financial Officer

Scott A. Falconer (3)	—	—	38,750	747,813
Executive Vice President, Operations

Christopher S. Terrill	—	—	29,364	685,582
Executive Vice President, E-Commerce and Chief Marketing Officer

(1)	The value realized on exercise of stock option awards is the difference between the stock price on the date of exercise and the exercise price of the options.
(2)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.
(3)	Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2010

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	1,539,819	(1)	12.10	(2)	936,811
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of 52,833 shares of our common stock issuable upon the exercise of outstanding options, 1,310,818 shares of our common stock issuable upon the vesting of restricted stock and 176,168 restricted stock unit awards under our Equity Incentive Plans. Includes the Performance RSUs that were granted on September 22, 2010 under our three year performance stock award program although the performance goals for these Performance RSUs had not been established as of December 31, 2010.
(2)	Includes the weighted-average exercise price of stock options outstanding of $12.10 and no amount for the restricted stock or unit awards.

REPORT OF THE AUDIT COMMITTEE

In the section below, we describe our financial and accounting management policies and practices.

The current Audit Committee of the Board is composed of three independent directors, as defined by Nasdaq Rule 4200, and operates under a written charter adopted by the Board. In December 2003, Stephen T. Zarrilli was appointed to, and named Chairman of, the Audit Committee. Michael F. Devine, III and Warren V. (Pete) Musser are the additional members of the Audit Committee. Mr. Musser was appointed to the Audit Committee effective February 17, 2010 to replace Ian J. Berg, who passed away on December 23, 2009.

The responsibilities of the Audit Committee include recommending to the Board an independent registered public accounting firm to be engaged. Management is responsible for our internal controls and financial reporting process, including our system of controls over the safeguarding of assets and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. Management is specifically responsible for the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting as of our fiscal year end. The Audit Committee’s responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our 2010 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, as well as internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm matters that are required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to all relevant professional and regulatory standards. In addition, the Audit Committee has, pursuant to the relevant professional and regulatory standards, discussed with, and received the required written disclosures and a confirming letter from KPMG LLP regarding its independence and has discussed with KPMG LLP its independence from the Company and its management, as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the auditor’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

This report is submitted by the Audit Committee on March 28, 2011.

Stephen T. Zarrilli, Chairman

Michael F. Devine, III

Warren V. (Pete) Musser

SHARE OWNERSHIP OF OUR DIRECTORS, OFFICERS AND 5% BENEFICIAL OWNERS

The following table shows as of March 15, 2011, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)	Percent of Issued Common Stock
Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	2,801,750	10.0%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,070,915	7.4%

JPMorgan Chase & Co. (4) 270 Park Avenue New York, NY 10017	1,585,605	5.7%

The following table shows as of March 15, 2011, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and Named Executive Officers as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1)(5)	Shares Acquirable Within 60 Days (6)	Percent of Issued Common Stock (%)
Joseph M. Redling	697,791	—	2.5%
David D. Clark	89,320	—	*
Robert F. Bernstock	14,093	—	*
Michael F. Devine, III	13,101	—	*
Scott A. Falconer (7)	117,985	—	*
Laura W. Lang	8,437	—	*
Theodore J. (Ted) Leonsis	14,792	—	*
Warren V. (Pete) Musser (8)	4,625	—	*
Brian P. Tierney (9)	53,672	—	*
Stephen T. Zarrilli	7,628	—	*
Christopher S. Terrill	140,266	—	*
All directors, nominees for directors and Named Executive Officers as a group (11 persons)	1,161,710	—	4.1%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 15, 2011, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)	This information is based on Schedule 13G/A as of December 31, 2010 filed with the SEC on January 18, 2011.
(3)	This information is based on Schedule 13G/A as of December 31, 2010 filed with the SEC on February 7, 2011.
(4)	This information is based on Schedule 13G as of December 31, 2010 filed with the SEC on February 3, 2011.
(5)	Information supplied by officers and directors.
(6)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 15, 2011, or within 60 days thereafter under our stock option plans.
(7)	Effective March 2, 2011, Mr. Falconer ceased to be an executive officer of the Company.
(8)	Mr. Musser has pledged 1,893 shares held directly by him.
(9)	The shares set forth as beneficially owned by Mr. Tierney include 4,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee. Mr. Tierney and the Tierney Family Foundation have pledged 53,672 shares held directly by them.

Employment Agreements and Potential Payments Upon Termination or Change of Control

On August 6, 2007, we entered into an employment agreement with Joseph M. Redling to set forth the terms and conditions of his employment with us, effective as of September 4, 2007, as our President and Chief Operating Officer. On April 7, 2008, we entered into an amendment to Mr. Redling’s employment agreement to reflect his promotion to President and Chief Executive Officer, effective as of May 1, 2008, and appointment to the Board, effective as of April 7, 2008. On December 29, 2008, we entered into a second amendment to Mr. Redling’s employment agreement, as modified by the first amendment, to comply with the requirements of Section 409A of the Internal Revenue Code. On June 30, 2009, we entered into a third amendment to Mr. Redling’s employment agreement, as modified by the first and second amendments, to eliminate his annual bonus for our fiscal year ending December 31, 2009 in exchange for a restricted stock grant of 66,712 shares of our common stock, which vests 50%, 25% and 25% on each of the first, second and third anniversaries of the date of grant, respectively, if he is employed by us on each vesting date (“Mr. Redling’s 2009 bonus grant”).

Under the terms of Mr. Redling’s employment agreement, as amended, Mr. Redling is entitled to (i) a base salary of $660,000 per year ($693,000 for 2010), with a minimum 3.5% increase annually; (ii) a restricted stock grant of 94,751 shares of our common stock on September 4, 2007 that vests in four equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Redling’s first grant”); (iii) a second restricted stock grant of 50,000 shares of our common stock on September 4, 2007 that will vest in full on September 4, 2011, subject to earlier vesting based on the achievement of certain performance goals for our 2009 and 2010 fiscal years (“Mr. Redling’s second grant”); (iv) a third restricted stock grant of 295,000 shares of our common stock on April 7, 2008 that vests in four equal tranches on March 4, 2009, January 4, 2010, November 4, 2010 and September 4, 2011, if he is employed by us on each vesting date (“Mr. Redling’s third grant”); and (v) a fourth restricted stock grant of 55,000 shares of our common stock on May 13, 2008 that vests in four equal tranches on March 4, 2009, January 4, 2010, November 4, 2010 and September 4, 2011, if he is employed by us on each vesting date (“Mr. Redling’s fourth grant”). We paid Mr. Redling a guaranteed signing bonus of $500,000 on September 14, 2007 and a second guaranteed bonus of $500,000 on October 26, 2007.

On April 2, 2009, we granted Mr. Redling a restricted stock grant for 100,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Redling’s April 2009 grant”). In making this grant, the Compensation Committee considered broadly the past and potential contributions by Mr. Redling. The Compensation Committee established target grant levels representing the amount of previously granted restricted stock grants that were vesting in 2009 in order for the restricted stock grant program to continue to provide a retention incentive for Mr. Redling.

On March 30, 2010, we granted Mr. Redling a restricted stock grant for 100,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Redling’s 2010 annual grant”), and a second restricted stock grant for 75,000 shares of our common stock, which vests in two equal tranches on each of the second and third anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Redling’s 2010 retention grant”).

On March 30, 2010, we also granted Mr. Redling the first tranche of his Performance RSUs under our three year performance stock award program (“Mr. Redling’s first PRSU”). The number of Performance RSUs that Mr. Redling can earn pursuant to Mr. Redling’s first PRSU will depend on the level of achievement of the 2010 performance goals that were established for this grant. Specifically, if the performance goals are achieved at the target level, Mr. Redling will earn 33,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Redling will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Redling will earn 200% of the target level. Mr. Redling will earn no Performance RSUs if the performance goals are achieved below the threshold level, and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing January 1, 2011, dividend equivalents will accrue with respect to the portion of Mr. Redling’s first PRSU that are earned. To become vested in the Performance RSUs that are earned, Mr. Redling must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Redling’s first PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid in cash to Mr. Redling in March 2013.

On September 22, 2010, we granted Mr. Redling the second and third tranches of his Performance RSUs under our three year performance stock award program (“Mr. Redling’s second PRSU” and “Mr. Redling’s third PRSU,” respectively, and collectively with Mr. Redling’s first PRSU, “Mr. Redling’s PRSUs”). The number of Performance RSUs that Mr. Redling can earn pursuant to Mr. Redling’s second PRSU and Mr. Redling’s third PRSU, respectively, will depend on the level of achievement of the 2011 performance goals and the 2012 performance goals that will be established for these grants. Specifically, if the performance goals are achieved at the target level with respect to Mr. Redling’s second PRSU, Mr. Redling will earn 33,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Redling will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Redling will earn 200% of the target level. If the performance goals are achieved at the target level with respect to Mr. Redling’s third PRSU, Mr. Redling will earn 33,334 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Redling will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Redling will earn 200% of the target level. Mr. Redling will earn no Performance RSUs with respect to Mr. Redling’s second PRSU and Mr. Redling’s third PRSU if the performance goals are achieved below the threshold level, and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing with the January 1 that follows the applicable performance period, dividend equivalents will accrue with respect to the portion of Mr. Redling’s second PRSU and Mr. Redling’s third PRSU that are earned. To become vested in the Performance RSUs that are earned, Mr. Redling must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Redling’s second PRSU and Mr. Redling’s third PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid in cash to Mr. Redling in March 2013.

Mr. Redling’s employment agreement, as amended, provides that he will be eligible to receive annual bonuses of up to 150% of base salary and guaranteed annual bonuses of no less than 100% of base salary during the initial term; provided, however, that Mr. Redling agreed to eliminate his annual bonus for our fiscal year ending December 31, 2009 in exchange for Mr. Redling’s 2009 bonus grant. The agreement also provides

Mr. Redling with temporary furnished housing beginning on September 4, 2007, at our cost, for a month-to-month basis for twelve months, which may be extended by mutual agreement for a maximum period not to exceed September 30, 2011.

If Mr. Redling’s employment is terminated on account of his death, we will pay his estate a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Redling’s first grant by an additional six months. If Mr. Redling’s death occurs in 2010, we will accelerate the vesting of such portion of Mr. Redling’s second grant that he otherwise could have vested on December 31 of the year in which his death occurs if the relevant performance goals for such calendar year had been obtained, without proration. Pursuant to the terms of the restricted stock agreements for Mr. Redling’s third and fourth grants, we will accelerate the vesting of the shares subject to these grants by an additional six months upon his death. Pursuant to the terms of the restricted stock agreements for Mr. Redling’s 2009 bonus grant and April 2009 grant, we will accelerate the vesting of the next tranche of the shares subject to these grants that would have vested following his death. Pursuant to the terms of Mr. Redling’s 2010 annual grant and 2010 retention grant agreements, we will accelerate any shares that have not yet vested. Pursuant to the terms of Mr. Redling’s PRSU agreements, we will accelerate a pro-rata portion of Mr. Redling’s PRSUs, if his employment is terminated on account of his death; however, no portion of Mr. Redling’s second PRSU grant or Mr. Redling’s third PRSU grant can be earned or vest if he dies prior to the date the applicable performance goals for each grant is established. The pro-rated portion will be based on (1) (A) if his employment terminated on account of death prior to the date our Compensation Committee certifies the results (the “certification date”), the lesser of (i) the target level award or (ii) the number of PRSUs that Mr. Redling would have earned based on the level of achievement of the performance goals as certified by the Compensation Committee or (B) if his employment terminated on account of death after the certification date but before March 1, 2013, the actual number of PRSUs earned based on the level of achievement of the performance goals as certified by our Compensation Committee, and (2) the number of full months Mr. Redling was employed by us as measured from March 1, 2010.

If Mr. Redling’s employment is terminated on account of his disability, we will pay him a lump sum cash payment in an amount equal to 12 months of his base salary (less any amounts that would be paid to him during the 12 month period following the date he is considered totally disabled pursuant to our then-existing disability benefit plans) and a prorated amount of his annual bonus (calculated as 100% of his base salary). In addition, the vesting of his restricted stock grants will be accelerated to the same extent as would apply in the event of his death.

If Mr. Redling’s employment is terminated by us without cause, by him for good reason, or as a result of our non-renewal of his employment agreement, then, in exchange for execution of a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) the greater of 12 months or the remainder of the term of his employment agreement, as amended (up to a maximum of 24 months) of the sum of his base salary then in effect and annual bonus (calculated as 100% of his base salary), (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of termination of his employment; (ii) provide him with continued group healthcare coverage for the 12 month period following the date of termination of his employment at his normal contribution rates; and (iii) accelerate the vesting of Mr. Redling’s first and second grants fully. The restricted stock agreements for Mr. Redling’s third, fourth, 2009 bonus, April 2009 grant, 2010 annual grant, and 2010 retention grant also provide for full vesting upon termination of his employment by us without cause, by him for good reason, or as a result of our non-renewal of his employment agreement. If Mr. Redling’s employment is terminated by us without cause, Mr. Redling’s PRSUs will become earned and vest to the same extent as would apply in the event of his death.

In the event of a change of control, pursuant to the terms of his employment agreement, as amended, and his restricted stock agreements, all of his restricted stock grants will become fully vested on the date of the change of control. Mr. Redling’s first PRSU grant will be deemed earned at the maximum level and become fully vested if a change of control occurs prior to the certification date while he is employed by us. Mr. Redling’s second PRSU grant and Mr. Redling’s third PRSU grant will be deemed earned at the target level and become fully vested if a change of control occurs while he is employed by us, but prior to the date the Compensation Committee establishes the performance goals for such PRSUs (the “establishment date”). Mr. Redling’s second and third PRSUs will be deemed earned at the maximum level and become fully vested if a change of control occurs after the establishment date, but prior to the certification date, while he is employed by us. With respect to Mr. Redling’s PRSUs, if the change of control occurs after the certification date, but prior to March 1, 2013, we will accelerate the actual number of shares earned based on the level of achievement certified by our Compensation Committee.

In the event that Mr. Redling is employed by us on the first anniversary of a change of control, we will pay him a lump sum retention cash payment in an amount equal to 30 months of his monthly base salary as then in effect.

If any payment or benefit provided to Mr. Redling resulting from a change of control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Redling an additional gross-up payment to cover the excise tax and all federal, state, and local income and employment taxes on the additional gross-up payment.

Mr. Redling entered into a new nondisclosure and noncompete agreement with us on June 30, 2009. Under this new agreement, Mr. Redling agrees not to compete with us or solicit our current or former employees for two years after termination of his employment. The geographic limitation of the noncompete restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2010 for Mr. Redling under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	1,386,000	693,000	9,543,027	(4)	18,494	—	11,640,521
Termination for good reason	1,386,000	693,000	9,348,311		18,494	—	11,445,805
Termination by death	—	693,000	7,615,131	(4)	—	—	8,308,131
Termination by disability	693,000	693,000	7,420,414		—	—	8,806,414
Non-renewal of agreement	1,386,000	693,000	9,348,311		18,494	—	11,445,805
Change of control	—	—	12,152,304	(5)	—	—	12,152,304

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $21.03 at December 31, 2010.
(3)	All Other Compensation consists of the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.
(4)	Amount includes the value of a pro-rata portion of Mr. Redling’s first PRSU. Amount does not include the value of Mr. Redling’s second and third PRSUs because no portion of such PRSUs can be earned or vest upon a termination without cause or on account of his death prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Redling’s second and third PRSUs had not yet been established.
(5)	Amount includes the value of Mr. Redling’s first, second and third PRSUs. Mr. Redling’s first PRSU is deemed earned at the maximum level and becomes fully vested if a change of control occurs at any time prior to the certification date. Mr. Redling’s second and third PRSUs are deemed earned at the target level and become fully vested if a change of control occurs prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Redling’s second and third PRSUs had not yet been established.

On October 26, 2007, we entered into an employment agreement with David D. Clark, to set forth the terms and conditions of his employment with us, effective as of November 26, 2007, as our Chief Financial Officer. On October 21, 2008, we entered into an amended and restated employment agreement with Mr. Clark, which superseded and replaced in its entirety Mr. Clark’s employment agreement to reflect his promotion to Executive Vice President and Chief Financial Officer. The amended and restated employment agreement was renewed until November 26, 2011 after the initial term ended on November 26, 2010. The agreement renews automatically for one-year renewal terms unless either party provides notice of non-renewal at least three months’ prior to the end of the then current term. A one-year automatic renewal also occurs in the event of a change of control.

Under the terms of Mr. Clark’s amended and restated employment agreement, Mr. Clark is entitled to (i) an initial base salary of $285,000 per year; (ii) an initial restricted stock grant of 39,032 shares of our common stock on November 26, 2007 that vests in equal tranches on each of the first five anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s first grant”); and (iii) a second restricted stock grant of 35,968 shares on July 9, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s second grant”). We paid Mr. Clark a guaranteed bonus of $40,000 on January 4, 2008 and a second guaranteed bonus of $40,000 on July 3, 2008. The agreement provides that Mr. Clark will be eligible to receive annual bonuses of up to 100% of base salary.

On April 2, 2009, we granted Mr. Clark a restricted stock grant for 16,799 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s 2009 grant”). In making this grant, the Compensation Committee considered broadly the past and potential contributions by Mr. Clark. The Compensation Committee established target grant levels representing the amount of previously granted restricted stock grants that were vesting in 2009 in order for the restricted stock grant program to continue to provide a retention incentive for Mr. Clark.

On March 30, 2010, we granted Mr. Clark a restricted stock grant for 20,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s 2010 annual grant”), and a second restricted stock grant for 10,000 shares of our common stock, which vests in two equal tranches on each of the second and third anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Clark’s 2010 retention grant”).

On March 30, 2010, we also granted Mr. Clark the first tranche of his Performance RSUs under our three year performance stock award program (“Mr. Clark’s first PRSU”). The number of Performance RSUs that Mr. Clark can earn pursuant to Mr. Clark’s first PRSU will depend on the level of achievement of the 2010 performance goals that were established for this grant. Specifically, if the performance goals are achieved at the target level, Mr. Clark will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Clark will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Clark will earn 200% of the target level. Mr. Clark will earn no Performance RSUs if the performance goals are achieved below the threshold level, and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing January 1, 2011, dividend equivalents will accrue with respect to the portion of Mr. Clark’s first PRSU that was earned. To become vested in the Performance RSUs that are earned, Mr. Clark must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Clark’s first PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid in cash to Mr. Clark in March 2013.

On September 22, 2010, we granted Mr. Clark the second and third tranches of his Performance RSUs under our three year performance stock award program (“Mr. Clark’s second PRSU” and “Mr. Clark’s third PRSU,” respectively, and collectively with Mr. Clark’s first PRSU, “Mr. Clark’s PRSUs”). The number of Performance RSUs that Mr. Clark can earn pursuant to Mr. Clark’s second PRSU and Mr. Clark’s third PRSU, respectively, will depend on the level of achievement of the 2011 performance goals and 2012 performance goals that will be established for these grants. Specifically, if the performance goals are achieved at the target level with respect to Mr. Clark’s second PRSU, Mr. Clark will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Clark will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Clark will earn 200% of the target level. If the performance goals are achieved at the target level with respect to Mr. Clark’s third PRSU, Mr. Clark will earn 3,334 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Clark will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Clark will earn 200% of the target level. Mr. Clark will earn no Performance RSUs with respect to Mr. Clark’s second PRSU and Mr. Clark’s third PRSU if the performance goals are achieved below the threshold level and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing with the January 1 that follows the applicable performance period, dividend equivalents will accrue with respect to the portion of Mr. Clark’s second PRSU and Mr. Clark’s third PRSU that are earned. To become vested in the Performance RSUs that are earned, Mr. Clark must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Clark’s second PRSU and Mr. Clark’s third PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid to Mr. Clark in March 2013.

If Mr. Clark’s employment is terminated on account of his death, we will pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Clark’s first and second grants by an additional 12 months. The restricted stock agreements for Mr. Clark’s 2009 grant, 2010 annual grant and 2010 retention grant provide for accelerated vesting of the next tranche of the shares subject to Mr. Clark’s 2009 grant, 2010 annual grant and 2010 retention grant, respectively that would have vested following his death. Pursuant to the terms of Mr. Clark’s PRSU agreements, we will accelerate a pro-rata portion of his PRSUs if his employment is terminated on account of his death; however, no portion of Mr. Clark’s second PRSU grant or Mr. Clark’s third PRSU grant can be earned or vest if he dies prior to the date the applicable performance goals for each grant is established. The pro-rated portion will be based on (1) (A) if his employment terminated on account of death prior to the certification date, the lesser of (i) the target level award or (ii) the number of PRSUs that Mr. Clark would have earned based on the level of achievement of the performance goals as certified by the Compensation Committee or (B) if his employment terminated on account of death after the certification date but before March 1, 2013, the actual number of PRSUs earned based on the level of achievement of the performance goals as certified by our Compensation Committee, and (2) the number of full months Mr. Clark was employed by us as measured from March 1, 2010.

If Mr. Clark’s employment is terminated on account of his disability, we will pay Mr. Clark a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Redling’s first and second grants by an additional 12 months. The vesting of Mr. Clark’s 2009 grant, 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of his death.

If Mr. Clark’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his amended and restated employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of termination of his employment; (ii) provide him with continued group healthcare and dental coverage for the 12 month period following the date of termination of his employment at his normal contribution rates; (iii) reduce his covenants against non-competition to a 12 month period from the date of termination of his employment; and (iv) accelerate the vesting of Mr. Clark’s second grant by an additional period of 12 months. Pursuant to the terms of the restricted stock agreement for Mr. Clark’s first grant, we will accelerate the vesting of those shares in full upon termination of Mr. Clark’s employment by us without cause, by him for good reason, or upon our non-renewal of his amended and restated employment agreement. The vesting of Mr. Clark’s 2009 grant, 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of termination of his employment on account of his death or disability. If Mr. Clark’s employment is terminated by us without cause, Mr. Clark’s PRSUs will become earned and vest to the same extent as would apply in the event of his death.

In the event of a change of control, pursuant to the terms of his amended and restated employment agreement and restricted stock agreements, all of his restricted stock grants will become fully vested as of the date of the change of control. Mr. Clark’s first PRSU grant will be deemed earned at the maximum level and become fully vested if a change of control occurs prior to the certification date while he is employed by us. Mr. Clark’s second PRSU grant and third PRSU grant will be deemed earned at the target level and become fully vested if a change of control occurs while he is employed by us, but prior to the establishment date. Mr. Clark’s second and third PRSUs will be deemed earned at the maximum level and become fully vested if a change of control occurs after the establishment date, but prior to the certification date, while he is employed by us. With respect to Mr. Clark’s PRSUs, if the change of control occurs after the certification date, but prior to March 1, 2013, we will accelerate the actual number of shares earned based on the level of achievement certified by our Compensation Committee.

Contemporaneously with the execution of his employment agreement, Mr. Clark also entered into a nondisclosure and noncompete agreement with us. Under this agreement, Mr. Clark agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2010 for Mr. Clark under the terms of his amended and restated employment agreement:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	295,000	295,000	1,024,587	(4)	18,382	—	1,632,969
Termination for good reason	295,000	295,000	1,005,114		18,382	—	1,613,496
Termination by death	—	295,000	874,107	(4)	—	—	1,169,107
Termination by disability	24,583	295,000	854,633		—	—	1,174,216
Non-renewal of agreement	295,000	295,000	1,005,114		18,382	—	1,613,496
Change of control	—	—	1,882,720	(5)	—	—	1,882,720

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $21.03 at December 31, 2010.
(3)	All Other Compensation consists of the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.
(4)	Amount includes the value of a pro-rata portion of Mr. Clark’s first PRSU. Amount does not include the value of Mr. Clark’s second and third PRSUs because no portion of such PRSUs can be earned or vested upon a termination without cause or on account of his death prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Clark’s second and third PRSUs had not yet been established.
(5)	Amount includes the value of Mr. Clark’s first, second and third PRSUs. Mr. Clark’s first PRSU is deemed earned at the maximum level and becomes fully vested if a change of control occurs at any time prior to the certification date. Mr. Clark’s second and third PRSUs are deemed earned at the target level and become fully vested if a change of control occurs prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Clark’s second and third PRSUs had not yet been established.

On May 14, 2008, we entered into an employment agreement with Scott A. Falconer to set forth the terms and conditions of his employment with us, effective as of May 14, 2008. On December 30, 2008, we entered into an amendment to Mr. Falconer’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code. The agreement had an initial term that was to end on May 14, 2011 with automatic one-year renewal terms thereafter. Mr. Falconer ceased to be an executive officer on March 2, 2011, and his employment terminated on April 1, 2011.

Under the terms of Mr. Falconer’s employment agreement, as amended, Mr. Falconer is entitled to receive (i) an initial base salary of $275,000 per year; (ii) an initial restricted stock grant of 70,000 shares of our common stock on May 14, 2008 that vests in equal tranches on each of the first four anniversaries of the date of grant, if Mr. Falconer is employed by us on each vesting date (“Mr. Falconer’s first grant”); and (iii) an additional restricted stock grant of 30,000 shares of our common stock on May 14, 2008 that vests based upon the achievement of certain performance goals for fiscal years 2008 and 2009 (“Mr. Falconer’s second grant”). We paid Mr. Falconer a signing bonus of $140,000 on May 23, 2008. The agreement provides that Mr. Falconer is eligible to receive annual bonuses of 100% of his base salary, which will be no less than 70% of his base salary for the fiscal years ending December 31, 2009 and 2010, and if the agreement is renewed for one renewal term beyond the initial term, 70% of his base salary for the fiscal year ending December 31, 2011. The agreement also provides Mr. Falconer with temporary furnished housing, at our cost, on a month-to-month basis until May 14, 2011 and a relocation package in the amount of $60,000 if Mr. Falconer is employed by us and relocates to the Horsham, Pennsylvania area at any time during the 2011 calendar year.

On April 2, 2009, we granted Mr. Falconer a restricted stock grant for 25,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Falconer’s 2009 grant”). In making this grant, the Compensation Committee considered broadly the past and potential contributions by Mr. Falconer. The Compensation Committee established target grant levels representing the amount of previously granted restricted stock grants that were vesting in 2009 in order for the restricted stock grant program to continue to provide a retention incentive for Mr. Falconer.

On March 30, 2010, we granted Mr. Falconer a restricted stock grant for 20,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Falconer’s 2010 annual grant”), and a second restricted stock grant for 10,000 shares of our common stock, which vests in two equal tranches on each of the second and third anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Falconer’s 2010 retention grant”).

On March 30, 2010, we also granted Mr. Falconer the first tranche of his Performance RSUs under our three year performance stock award program (“Mr. Falconer’s first PRSU”). The number of Performance RSUs that Mr. Falconer can earn pursuant to Mr. Falconer’s first PRSU will depend on the level of achievement of the 2010 performance goals that were established for this grant. Specifically, if the performance goals are achieved at the target level, Mr. Falconer will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Falconer will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Falconer will earn 200% of the target level. Mr. Falconer will earn no Performance RSUs if the performance goals are achieved below the threshold level and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing January 1, 2011, dividend equivalents will accrue with respect to the portion of Mr. Falconer’s first PRSU that was earned. To become vested in the Performance RSUs that are earned, Mr. Falconer must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Falconer’s first PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid in cash to Mr. Falconer in March 2013.

On September 22, 2010, we granted Mr. Falconer the second and third tranches of his Performance RSUs under our three year performance stock award program (“Mr. Falconer’s second PRSU” and “Mr. Falconer’s third PRSU,” respectively, and collectively with Mr. Falconer’s first PRSU, “Mr. Falconer’s PRSUs”). The number of Performance RSUs that Mr. Falconer can earn pursuant to Mr. Falconer’s second PRSU and Mr. Falconer’s third PRSU, respectively, will depend on the level of achievement of the 2011 performance goals and 2012 performance goals that will be established for these grants. Specifically, if the performance goals are achieved at the target level with respect to Mr. Falconer’s second PRSU, Mr. Falconer will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Falconer will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Falconer will earn 200% of the target level. If the performance goals are achieved at the target level with respect to Mr. Falconer’s third PRSU, Mr. Falconer will earn 3,334 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Falconer will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Falconer will earn 200% of the target level. Mr. Falconer will earn no Performance RSUs with respect to Mr. Falconer’s second PRSU and third PRSU if the performance goals are achieved below the threshold level and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing with the January 1 that follows the applicable performance period, dividend equivalents will accrue with respect to the portion of Mr. Falconer’s second PRSU and Mr. Falconer’s third PRSU that are earned. To become vested in the Performance RSUs that are earned, Mr. Falconer must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Falconer’s second PRSU and Mr. Falconer’s third PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid to Mr. Falconer in March 2013.

The 2008 performance goals were not met from Mr. Falconer’s second grant resulting in 15,000 shares of restricted stock being forfeited in 2009. On October 5, 2009, we entered into an amendment to the restricted stock agreement for the remaining 15,000 shares of Mr. Falconer’s second grant to provide alternative performance goals for the 2009 performance period. Specifically, Mr. Falconer earned 7,500 shares with respect to the 2009 performance period for creating and executing a plan to create new products to launch for the start of the 2010 diet season, which began on December 26, 2009, and an additional 7,500 shares with respect to the 2009 performance period for developing and implementing an operating expense reduction plan for the Operations Group and completing all milestones of the plan by December 31, 2009.

If Mr. Falconer’s employment is terminated on account of his death, we will pay Mr. Falconer’s estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months. The restricted stock agreements for Mr. Falconer’s 2009 grant, 2010 annual grant and 2010 retention grant provide for accelerated vesting of the next tranche of the shares subject to Mr. Falconer’s 2009 grant, 2010 annual grant and 2010 retention grant, respectively that would have vested following his death. Pursuant to the terms of Mr. Falconer’s PRSU agreements, we will accelerate a pro-rata portion of Mr. Falconer’s PRSUs if his employment is terminated on account of his death; however, no portion of Mr. Falconer’s second PRSU grant or Mr. Falconer’s third PRSU grant can be earned or vest if he dies prior to the date the applicable performance goals for each grant is established. The pro-rated portion will be based on (1) (A) if his employment terminated on account of death prior to the certification date, the lesser of (i) the target level award or (ii) the number of PRSUs that Mr. Falconer would have earned based on the level of achievement of the performance goals as certified by the Compensation Committee or (B) if his employment terminated on account of death after the certification date but before March 1, 2013, the actual number of PRSUs earned based on the level of achievement of the performance goals as certified by our Compensation Committee, and (2) the number of full months Mr. Falconer was employed by us as measured from March 1, 2010.

If Mr. Falconer’s employment is terminated on account of his disability, we will pay Mr. Falconer a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as

100% of base salary) and accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months. The vesting of Mr. Falconer’s 2009 grant, 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of his death.

If Mr. Falconer’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then, in exchange for a mutual release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 24 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary) and (c) the value of the premium cost to us to continue him on our group life and AD&D policy for the 12 month period following the date of termination of his employment; (ii) provide him with continued group health coverage for the 12 month period following the date of termination of his employment at his normal contribution rates; (iii) reduce his covenants against non-competition to a 12 month period from the date of termination of his employment; and (iv) accelerate the vesting of Mr. Falconer’s first grant by an additional 12 months. The vesting of Mr. Falconer’s 2009 grant, 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of termination of his employment on account of his death or disability. If Mr. Falconer’s employment is terminated by us without cause, his PRSUs will become earned and vest to the same extent as would apply in the event of his death.

In the event of a change of control, pursuant to his employment agreement, as amended, and restricted stock agreement, all of his restricted stock grants will become fully vested on the date of the change of control. Mr. Falconer’s first PRSU grant will be deemed earned at the maximum level and become fully vested if a change of control occurs prior to the certification date while he is employed by us. Mr. Falconer’s second PRSU grant and third PRSU grant will be deemed earned at the target level and become fully vested if a change of control occurs while he is employed by us, but prior to the establishment date. Mr. Falconer’s second and third PRSUs will be deemed earned at the maximum level and become fully vested if a change of control occurs after the establishment date, but prior to the certification date, while he is employed by us. With respect to Mr. Falconer’s PRSUs, if the change of control occurs after the certification date, but prior to March 1, 2013, we will accelerate the actual number of shares earned based on the level of achievement certified by our Compensation Committee.

In the event that Mr. Falconer is employed by us on the first anniversary of a change of control, we will pay Mr. Falconer a lump sum retention cash payment in an amount equal to 24 months of his monthly base salary as then in effect.

Mr. Falconer will be entitled to a gross-up payment, up to a maximum of $1 million, if payments and benefits provided to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. However, if, notwithstanding our payment of the $1 million gross-up amount, Mr. Falconer remains responsible for the excise tax under Section 4999 of the Internal Revenue Code (in addition to the excise tax paid by us as part of the $1 million gross-up amount), we will reduce all payments and benefits provided to him (but not below zero), but only if and to the extent that the net after-tax benefit received by him by reason of such reduction exceeds the net after-tax benefit received by him if no such reduction was made.

Mr. Falconer entered into a new nondisclosure and noncompete agreement with us on June 30, 2009. Under this new agreement, Mr. Falconer agrees not to compete with us or solicit our current or former employees for two years after termination of his employment. The geographic limitation of the noncompete restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or change of control estimated as of December 31, 2010 for Mr. Falconer under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	570,000	285,000	1,097,215	(4)	18,371	—	1,970,586
Termination for good reason	570,000	285,000	1,077,741		18,371	—	1,951,112
Termination by death	—	285,000	1,097,215	(4)	—	—	1,382,215
Termination by disability	23,750	285,000	1,077,741		—	—	1,386,491
Non-renewal of agreement	570,000	285,000	1,077,741		18,371	—	1,951,112
Change of control	—	—	2,041,590	(5)	—	—	2,041,590

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $21.03 at December 31, 2010.
(3)	All Other Compensation consists of the continuation of health insurance benefits and lump sum value of the cost to continue life and disability benefits.
(4)	Amount includes the value of a pro-rata portion of Mr. Falconer’s first PRSU. Amount does not include the value of Mr. Falconer’s second and third PRSUs because no portion of such PRSUs can be earned or vested upon a termination without cause or on account of his death prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Falconer’s second and third PRSUs had not yet been established.
(5)	Amount includes the value of Mr. Falconer’s first, second and third PRSUs. Mr. Falconer’s first PRSU is deemed earned at the maximum level and becomes fully vested if a change of control occurs at any time prior to the certification date. Mr. Falconer’s second and third PRSUs are deemed earned at the target level and become fully vested if a change of control occurs prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Falconer’s second and third PRSUs had not yet been established.

On September 28, 2009, we entered into an employment agreement with Christopher S. Terrill to set forth the terms and conditions of his promotion to Executive Vice President and Chief Marketing Officer, effective as of June 26, 2009. The agreement has an initial term that will end on September 28, 2012. Thereafter, the agreement renews automatically for one year renewal terms unless either party provides notice of non-renewal at least three months’ prior to the end of the then current term. A one-year renewal also occurs in the event of a change of control.

Under the terms of Mr. Terrill’s employment agreement, Mr. Terrill is entitled to receive an initial base salary of $285,000 per year and a restricted stock grant of 60,000 shares of our common stock on September 28, 2009 that vests in four equal tranches on June 26, 2010, June 26, 2011, June 26, 2012 and June 26, 2013, if Mr. Terrill is employed by us on each vesting date (“Mr. Terrill’s promotion grant”). The agreement provides that Mr. Terrill is eligible to receive annual bonuses of 100% of his base salary.

We previously granted Mr. Terrill a (i) restricted stock grant of 11,182 shares on January 19, 2007, which vested in equal tranches on the first three anniversaries of the date of grant (“Mr. Terrill’s 2007 grant”); (ii) a restricted stock grant of 32,545 shares on July 9, 2008, which vests in equal tranches on the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Terrill’s 2008 grant”); and (iii) a restricted stock grant of 10,000 shares on May 1, 2009, which vests in equal tranches on the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Terrill’s 2009 grant”). In making these grants, the Compensation Committee considered broadly the past and potential contributions by Mr. Terrill. The Compensation Committee established target grant levels representing the amount of previously granted restricted stock grants that were vesting in 2009 in order for the restricted stock grant program to continue to provide a retention incentive for Mr. Terrill.

On March 30, 2010, we granted Mr. Terrill a restricted stock grant for 20,000 shares of our common stock, which vests in equal tranches on each of the first four anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Terrill’s 2010 annual grant”), and a second restricted stock grant for 10,000 shares of our common stock, which vests in two equal tranches on each of the second and third anniversaries of the date of grant, if he is employed by us on each vesting date (“Mr. Terrill’s 2010 retention grant”).

On March 30, 2010, we also granted Mr. Terrill the first tranche of his Performance RSUs under our three year performance stock award program (“Mr. Terrill’s first PRSU”). The number of Performance RSUs that Mr. Terrill can earn pursuant to Mr. Terrill’s first PRSU will depend on the level of achievement of the 2010 performance goals that were established for this grant. Specifically, if the performance goals are achieved at the target level, Mr. Terrill will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Terrill will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Terrill will earn 200% of the target level. Mr. Terrill will earn no Performance RSUs if the performance goals are achieved below the threshold level, and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing January 1, 2011, dividend equivalents will accrue with respect to the portion of Mr. Terrill’s first PRSU that was earned. To become vested in the Performance RSUs that are earned, Mr. Terrill must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Terrill’s first PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid in cash to Mr. Terrill in March 2013.

On September 22, 2010, we granted Mr. Terrill the second and third tranches of his Performance RSUs under our three year performance stock award program (“Mr. Terrill’s second PRSU” and “Mr. Terrill’s third PRSU,” respectively, and collectively with Mr. Terrill’s first PRSU, “Mr. Terrill’s PRSUs”). The number of Performance RSUs that Mr. Terrill can earn pursuant to Mr. Terrill’s second PRSU and Mr. Terrill’s third PRSU, respectively, will depend on the level of achievement of the 2011 performance goals and 2012 performance goals that will be established for these grants. Specifically, if the performance goals are achieved at the target level with respect to Mr. Terrill’s second PRSU, Mr. Terrill will earn 3,333 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Terrill will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Terrill will earn 200% of the target level. If the performance goals are achieved at the target level with respect to Mr. Terrill’s third PRSU, Mr. Terrill will earn 3,334 Performance RSUs, if the performance goals are achieved at the threshold level, Mr. Terrill will earn 50% of the target level, and if the performance goals are achieved at the maximum level, Mr. Terrill will earn 200% of the target level. Mr. Terrill will earn no Performance RSUs with respect to Mr. Terrill’s second PRSU and Mr. Terrill’s third PRSU if the performance goals are achieved below the threshold level, and an interpolated number of Performance RSUs if the performance goals are achieved between the threshold and target levels and between the target and maximum levels. Commencing with the January 1 that follows the applicable performance period, dividend equivalents will accrue with respect to the portion of Mr. Terrill’s second PRSU and Mr. Terrill’s third PRSU that are earned. To become vested in the Performance RSUs that are earned, Mr. Terrill must remain employed with us through March 1, 2013, except in the case of certain covered terminations of employment in which pro rata vesting will occur, as described below. The portion of Mr. Terrill’s second PRSU and Mr. Terrill’s third PRSU that becomes earned and vested will be converted into an equivalent number of shares of our common stock and the accumulated dividend equivalents on such will be paid to Mr. Terrill in March 2013.

Pursuant to his employment agreement, if Mr. Terrill’s employment is terminated on account of his death, we will pay Mr. Terrill’s estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary) and accelerate the vesting of the next tranche of shares subject to Mr. Terrill’s 2007, 2009, and promotion grants that would have vested within 12 months following his death. The restricted stock agreement for Mr. Terrill’s 2008 grant provides for accelerated vesting for an additional 12 months. The restricted stock agreements for Mr. Terrill’s 2010 annual grant and 2010 retention grant provide for accelerated vesting of the next tranche of the shares subject to such grants that would have vested following his death. Pursuant to the terms of Mr. Terrill’s first PRSU agreement, we will accelerate a pro-rata portion of Mr. Terrill’s PRSUs if his employment is terminated on account of his death; however, no portion of Mr. Terrill’s second PRSU grant or Mr. Terrill’s third PRSU grant can be earned or vest if he dies prior to the date the applicable performance goals for each grant is established. The pro-rated portion will be based on (1) (A) if his employment terminated on account of death prior to the certification date, the lesser of (i) the target level award or (ii) the number of PRSUs that Mr. Terrill would have earned based on the level of achievement of the performance goals as certified by the Compensation Committee or (B) if his employment terminated on account of death after the certification date but before March 1, 2013, the actual number of PRSUs earned based on the level of achievement of the performance goals as certified by our Compensation Committee, and (2) the number of full months Mr. Terrill was employed by us as measured from March 1, 2010.

If Mr. Terrill’s employment is terminated on account of his disability, we will pay Mr. Terrill a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of base salary) and accelerate the vesting of the next tranche of shares subject to Mr. Terrill’s 2007, 2009 and promotion grants that would have vested within 12 months following termination of his employment on account of his disability. Pursuant to the terms of the restricted stock agreement for Mr. Terrill’s 2008 grant, we will accelerate Mr. Terrill’s 2008 grant by an additional six months. The vesting of Mr. Terrill’s 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of termination of his employment on account of his death.

If Mr. Terrill’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then, in exchange for a mutual release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect and (b) a prorated amount of his annual bonus (calculated as 100% of his base salary); (ii) provide him with continued group health and dental coverage for the 12 month period following the date of termination of his employment at his normal contribution rates; (iii) reduce his covenants against non-competition to a 12 month period from the date of termination of his employment; and (iv) accelerate the vesting of the next tranche of the shares subject to Mr. Terrill’s 2007, 2009 and promotion grants that would have vested in the 12 month period following termination of his employment. Pursuant to the terms of the restricted stock agreement for Mr. Terrill’s 2008 grant, we will accelerate the vesting of such grant by an additional 12 months if his employment is terminated by us without cause. The vesting of Mr. Terrill’s 2010 annual grant and 2010 retention grant will be accelerated to the same extent as would apply in the event of termination of his employment on account of his death or disability. If Mr. Terrill’s employment is terminated by us without cause, his PRSUs will become earned and vest to the same extent as would apply in the event of his death.

In the event of a change of control, pursuant to his employment agreement, as amended, and restricted stock agreements, all of his restricted stock grants will become fully vested on the date of the change of control. Mr. Terrill’s first PRSU grant will be deemed earned at the maximum level and become fully vested if a change of control occurs prior to the certification date while he is employed by us. Mr. Terrill’s second PRSU grant and third PRSU grant will be deemed earned at the target level and become fully vested if a change of control occurs while he is employed by us, but prior to the establishment date. Mr. Terrill’s second and third PRSUs will be deemed earned at the maximum level and become fully vested if a change of control occurs after the establishment date, but prior to the certification date, while he is employed by us. With respect to Mr. Terrill’s PRSUs, if the change of control occurs after the certification date, but prior to March 1, 2013, we will accelerate the actual number of shares earned based on the level of achievement certified by our Compensation Committee.

Contemporaneously with the execution of his employment agreement, Mr. Terrill entered into a nondisclosure and noncompete agreement with us. Under this agreement, Mr. Terrill agrees not to compete with us for two years after termination of his employment. The geographic limitation of the restriction extends to our existing customers or accounts no matter where located.

The following table sets forth information regarding potential payments upon termination or change of control estimated as of December 31, 2010 for Mr. Terrill under the terms of his employment agreement, as amended:

	Salary ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up	Total ($)
Termination without cause	295,000	295,000	939,966	(4)	6,146	—	1,536,112
Termination for good reason	295,000	295,000	696,822		6,146	—	1,292,968
Termination by death	—	295,000	939,966	(4)	—	—	1,234,966
Termination by disability	24,583	295,000	834,943		—	—	1,154,526
Non-renewal of agreement	295,000	295,000	696,822		6,146	—	1,292,968
Change of control	—	—	2,357,480	(5)	—	—	2,357,480

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $21.03 at December 31, 2010.
(3)	All Other Compensation consists of the continuation of health and dental insurance benefits.
(4)	Amount includes the value of a pro-rata portion of Mr. Terrill’s first PRSU. Amount does not include the value of Mr. Terrill’s second and third PRSUs because no portion of such PRSUs can be earned or vested upon a termination without cause or on account of his death prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Terrill’s second and third PRSUs had not yet been established.
(5)	Amount includes the value of Mr. Terrill’s first, second and third PRSUs. Mr. Terrill’s first PRSU is deemed earned at the maximum level and becomes fully vested if a change of control occurs at any time prior to the certification date. Mr. Terrill’s second and third PRSUs are deemed earned at the target level and become fully vested if a change of control occurs prior to the date the performance goals for such grants are established. As of December 31, 2010, the performance goals for Mr. Terrill’s second and third PRSUs had not yet been established.

INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2010. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2010 and 2009 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2010, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2010 were $436,000. The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2009, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2009 were $470,000.

Audit-Related Fees

There were no audit-related fees in 2009 or 2010.

Tax Fees

There were no fees for tax services, including tax consulting, in 2009 or 2010.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2009 or 2010.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of 2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, during the year ended December 31, 2010, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

RELATED TRANSACTIONS

We are not aware of any transaction since January 1, 2010 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, executive officers and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee Charter, and in accordance with Nasdaq Rule 4350(h), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report for the fiscal year ended December 31, 2010, is being mailed to our stockholders with this Proxy Statement.

Nutrisystem, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph M. Redling and David D. Clark, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held via live webcast on Thursday, May 12, 2011 at 10:00 a.m. (EDT) and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Michael F. Devine, III, Laura W. Lang, Theodore J. (Ted) Leonsis, Warren V.(Pete) Musser, Joseph M. Redling, Brian P. Tierney and Stephen T. Zarrilli.

2.	RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	ADVISORY VOTE FOR APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES.

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

5.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the Securities and Exchange Commission Rules, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, “FOR” Proposal 3 and “EVERY YEAR” for Proposal 4.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE: , 2011